Exhibit 99.1

For Release:

Tuesday, October 31st

4:00 p.m. Eastern

HouseValues Announces Third Quarter Results

New Share Repurchase Authorization Announced

KIRKLAND, Wash. – October 31, 2006 – HouseValues, Inc. (NASDAQ: SOLD) today announced results for the quarter ended September 30, 2006.

HouseValues reported revenue of $24.0 million for the third quarter of 2006, a slight increase from the comparable quarter last year. The company reported a net loss for the quarter of $1.5 million, or $0.06 per share. This compares to net income of $4.3 million and earnings per diluted share of $0.16 in the third quarter of 2005.

Sales and marketing expenses were significantly higher than the comparable quarter of the prior year, primarily due to higher media expenses and increased sales staff to support expansion of markets served and products offered. The increase in media expense primarily reflected the company’s support for new products launched in the past year and lower consumer response rates attributed to market conditions.

On a sequential quarter basis, revenue was seven percent lower in the third quarter of 2006 compared to the second quarter of 2006, reflecting declines in average revenue per real estate customer and mortgage revenue. The decline in average revenue per real estate customer reflected lower pricing in some areas where housing transaction volumes have slowed significantly, coupled with the company’s successful expansion into historically under-penetrated markets that tend to be lower priced.

“While we are not satisfied with our third quarter financial results, HouseValues grew its customer base modestly and generated $1.5 million in cash from operations during the period despite challenging real estate market conditions,” said Ian Morris, Chief Executive Officer of HouseValues.

Expansion in Under-Penetrated Markets Taps National Advertising Strength

HouseValues demonstrated continued progress in the third quarter toward driving higher penetration and better monetization of consumer requests in historically under-penetrated markets. The company already generates leads in many of these markets through the reach of its efficient nationwide advertising campaigns. HouseValues expects to generate a greater portion of its lead production through this highly efficient medium over time. As such, the company expects that better alignment of its customer base with the reach of its consumer advertising programs will favorably impact future lead generation costs and strengthen the company’s competitive advantage in the years to come.

New Share Repurchase Authorization Announced

Reflecting its continued confidence in the company’s long-term strategic direction, HouseValues’ Board of Directors today announced a new authorization to purchase up to two million shares of the company’s common stock. Supporting this authorization, HouseValues had $78.9 million in cash, cash equivalents and short-term investments at quarter end.

HouseValues previously announced an authorization to repurchase up to two million shares of the company’s common stock on July 25th and completed all previously authorized purchases on October 27, 2006. The cost was $11.4 million, or an average price of $5.72 per share.

Mary Reeder Named Chief Technology Officer

HouseValues recently named Mary Reeder as the company’s Chief Technology Officer. Prior to joining HouseValues, Mary served as CTO and Senior Vice President of R&D for ten years at Onyx Software, an innovator in web-based Customer Relationship Management (CRM) software and solutions. Prior to Onyx, she spent seven years in technology leadership positions at Microsoft Corporation.

Nikesh Parekh Named Vice President of Mortgage

HouseValues recently named Nikesh Parekh as the company’s Vice President of Mortgage. Niki brings a track record of success in both the online real estate and mortgage industries. Since joining HouseValues in 2002, Niki has been responsible for a number of key initiatives, including the acquisition of Soar Solutions and the highly-successful launch of JustListed.

Conference Call

HouseValues will host a conference call and live webcast to discuss these financial results at 4:30 p.m. Eastern Time on October 31, 2006. To listen to the live conference call, please dial 913-312-1268. A live webcast of the call will be available from the Investor Relations section of the company’s Web site at http://www.housevaluesinc.com. An audio replay of the call will also be available to investors beginning at 7:30 p.m. ET on October 31, 2006, through 11:59 p.m. on November 1, 2006, by dialing 719-457-0820 and entering the passcode 5159304#.

Forward-Looking Statements

This release contains forward looking statements relating to the company’s anticipated plans, products, services, and financial performance. The words “believe,” “expect,” “anticipate,” “intend” and similar expressions identify forward-looking statements, but their absence does not mean the statement is not forward- looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the company’s actual results include its ability to retain and increase its customer base, to grow its mortgage, HomePages and lead generation businesses, to respond to competitive threats, to manage lead generation and other costs, and to expand into new lines of business. Please refer to the company’s recent filings with the Securities and Exchange Commission on Forms 10-Q and 10-K for a more detailed description of these and other risks that could materially affect actual results. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of today’s date and the company assumes no obligation to update any such statements to reflect events or circumstances after the date hereof.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP financial measure provided as a complement to results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, amortization and stock-based compensation. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our operations. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our board of directors. See below for a reconciliation of net (loss) income, the most comparable GAAP measure, to Adjusted EBITDA.

HouseValues, Inc.

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Net (loss) income	$(1,463)	$4,331	$2,201	$10,969
Less
Interest income, net	717	491	2,011	1,295
Add
Depreciation and amortization of property and equipment	1,559	506	3,689	1,262
Amortization of intangible assets	258	151	1,063	454
Stock-based compensation	956	274	3,104	829
Income tax expense	(157)	2,086	157	5,282

Adjusted EBITDA	$436	$6,857	$8,203	$17,501

About HouseValues Inc.

Founded in 1999, HouseValues Inc. provides consumers and real estate professionals with the information and tools they need for success throughout the home buying and selling process. The company’s flagship consumer products include HomePages.com™, a lifestyle and neighborhood-centric home buying and selling service; TheLoanPage.com, a service that provides current and prospective home owners with competitive mortgage and refinance quotes from leading lenders; HouseValues.com®, a service that provides home sellers with market valuations of their current home; and JustListed.com™, a service that alerts home buyers as soon as new homes hit the market that meet their criteria. Learn more at www.housevaluesinc.com.

#FINANCIAL STATEMENTS FOLLOW#

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenues	$23,985	$23,337	$76,722	$61,533
Expenses:
Sales and marketing (1)	17,303	11,556	49,948	30,582
Technology and product development (1)	3,389	1,823	10,421	4,958
General and administrative (1)	3,813	3,375	11,254	9,321
Depreciation and amortization of property and equipment	1,559	506	3,689	1,262
Amortization of intangible assets	258	151	1,063	454

Total expenses	26,322	17,411	76,375	46,577

(Loss) Income from operations	(2,337)	5,926	347	14,956
Interest income, net	717	491	2,011	1,295

(Loss) Income before income tax expense	(1,620)	6,417	2,358	16,251
Income tax (benefit) expense	(157)	2,086	157	5,282

Net (loss) income	$(1,463)	$4,331	$2,201	$10,969

Net (loss) income per share:
Basic	$(0.06)	$0.17	$0.09	$0.43

Diluted	$(0.06)	$0.16	$0.08	$0.40

Number of shares used in per share calculations:
Basic	25,404	25,574	25,713	25,291

Diluted	25,404	27,772	27,081	27,443

(1) Stock-based compensation is included in the expense line items above in the following amounts::
	2006	2005	2006	2005
Sales and marketing	$218	$57	$798	$185
Technology and product development	176	42	578	121
General and administrative	562	175	1,728	523

	$956	$274	$3,104	$829

HouseValues, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(unaudited)

	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$50,334	$59,234
Short-term investments	28,575	25,640
Accounts receivable, net of allowance of $177 and $242	474	577
Prepaid expenses and other assets	1,541	1,700
Deferred income taxes	1,567	258
Prepaid income taxes	1,278	997
Other current assets	96	579

Total current assets	83,865	88,985
Property and equipment, net of accumulated depreciation of $7,376 and $3,689	12,461	11,118
Goodwill	6,815	6,227
Intangible assets, net of accumulated amortization of $3,066 and $2,003	3,799	4,853
Other noncurrent assets	408	408

Total assets	$107,348	$111,591

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,308	$1,030
Accrued compensation and benefits	3,574	4,236
Accrued expenses and other current liabilities	5,087	6,529
Deferred rent, current portion	289	289
Deferred revenue	1,554	1,694

Total current liabilities	11,812	13,778
Deferred income taxes	969	726
Deferred rent, less current portion	1,180	1,423
Note payable	1,709	1,600

Total liabilities	15,670	17,527
Shareholders’ equity:
Common stock, par value $0.001 per share, stated at amounts paid in; authorized 120,000,000 shares; issued and outstanding 24,611,795 and 25,783,980 shares at September 30, 2006 and December 31, 2005, respectively	63,901	71,385
Deferred stock-based compensation	—	(2,897)
Retained earnings	27,777	25,576

Total shareholders’ equity	91,678	94,064

Total liabilities and shareholders’ equity	$107,348	$111,591

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Nine months ended September 30,
	2006	2005
Cash flows from operating activities:
Net income	$2,201	$10,969
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	3,689	1,262
Amortization of intangible assets	1,063	454
Stock-based compensation	3,104	829
Deferred income tax benefit	(1,066)	(412)
Tax benefit from exercises of stock options	—	1,736
Changes in certain assets and liabilities
Accounts receivable	103	(209)
Prepaid expenses and other assets	287	(129)
Prepaid income taxes	(188)	—
Other current assets	483	1,521
Accounts payable	118	(197)
Accrued compensation and benefits	(662)	1,318
Accrued expenses and other current liabilities	1,282	2,116
Deferred rent	(243)	107
Deferred revenue	(140)	441
Income taxes payable and other	109	39

Net cash provided by operating activities	10,140	19,845

Cash flows from investing activities:
Purchases of short-term investments	(5,000)	(12,799)
Sales of short-term investments	2,065	4,300
Purchases of property and equipment	(7,235)	(4,984)
Additions to goodwill and intangible assets	(1,335)	(1,155)

Net cash used in investing activities	(11,505)	(14,638)

Cash flows from financing activities:
Purchase and retirement of common stock	(9,107)	—
Proceeds from exercises of stock options and warrants	1,070	848
Tax benefit from exercises of stock options	502	—
Proceeds from sale of common stock, net of issuance costs paid	—	(614)

Net cash (used in) provided by financing activities	(7,535)	234

Net (decrease) increase in cash and cash equivalents	(8,900)	5,441
Cash and cash equivalents at beginning of period	59,234	57,562

Cash and cash equivalents at end of period	$50,334	$63,003

# # #

SOLD: FINANCIAL

For Additional Information:

Investors Only:

Mark Lamb

Director of Investor Relations

HouseValues, Inc.

425-952-5801

markl@housevalues.com

Press Only:

Hugh Siler

Siler & Company for HouseValues, Inc.

949-646-6966

hugh@silerpr.com